American Skiing Company Announces Fiscal 2005 First Quarter Results

            Company Reports Significant Increase in Season Pass Sales

PARK CITY, UTAH - December 8, 2004 - American Skiing Company (OTC: AESK) today announced its financial results for the first quarter of fiscal 2005 reflecting a 6% increase in total revenues and a $3.5 million reduction in net loss compared to the same period in fiscal 2004. The Company also reported significantly higher season pass sales than at the same time in fiscal 2004. This increase has been driven primarily by the successful introduction of the All For One multi-resort pass in the eastern market.

"While it is quite early in the season, we are benefiting from our recent pre-ski season initiatives. The introduction of our All For One pass has contributed to a great start to the season for the Company, locking in early season revenues in the East. In the West, abundant early season snowfall and cool winter temperatures for snowmaking have created fantastic skiing and riding conditions at both The Canyons and Steamboat," said CFO Betsy Wallace. "In addition, the recently completed refinancing of the Company's senior resort credit facility and its senior subordinated debt has provided us with the tools necessary to continue improvements at our resorts to the benefit of our guests. We remain cautiously optimistic about the ski season months to come, given our successes with season pass sales and continuing improvements at the Company."

Fiscal 2004 First Quarter Results

On a GAAP basis, net loss available to common shareholders for the first quarter of fiscal 2005 was $37.7 million, or $1.19 per basic and diluted common share, compared with a net loss available to common shareholders of $41.3 million, or $1.30 per basic and diluted common share for the first quarter of fiscal 2004. Total consolidated revenue was $19.5 million for the first quarter of fiscal 2005, compared with $18.5 million for the first quarter of fiscal 2004. Revenue from resort operations was $17.8 million for the quarter compared with $16.1 million for the first quarter of fiscal 2004. The increase in resort revenues reflects the improvement in conference business and increased lodging revenues at Steamboat and The Canyons. Revenue from real estate operations was $1.7 million for the quarter versus $2.3 million for the comparable period in fiscal 2004. The decrease in real estate revenue resulted from a reduction of inventory at The Canyons and reduced sales at Steamboat versus the comparable period in fiscal 2004.

The loss from resort operations was $37.1 million for the first fiscal quarter of 2005 versus a loss of $35.9 million for the first quarter of fiscal 2004. The wider loss was associated with a $1.5 million increase in resort interest expense, $1.1 million in increased expenses associated with increased lodging volume, and a $0.5 million increase in marketing, general and administrative expenses associated with the All-East pass, offset by increases in resort revenues mentioned earlier and a $0.1 million reduction in restructuring charges. The loss from real estate operations was $0.6 million for the first fiscal quarter of 2005, compared with a loss of $5.4 million for the first quarter of fiscal 2004. The decrease in the loss was largely a result of the restructuring of the real estate credit facility in May 2004.

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
                    American Skiing Company and Subsidiaries
        Unaudited Condensed Consolidated Financial Statement Information
                     (in thousands except per share amounts)

                                                        Quarter Ended

Net revenues:                                  October 24, 2000 October 26, 2003
    Resort                                           $ 17,820       $ 16,128
    Real estate                                         1,726          2,345
                                                 -------------  -------------
        Total net revenues                             19,546         18,473
                                                 -------------  -------------

Operating expenses:
    Resort                                             23,609         22,525
    Real estate                                         1,108          1,658
    Marketing, general and administrative              10,817         10,280
    Restructuring and asset impairment                      -            137
    Depreciation and amortization                       2,279          2,303
                                                 -------------  -------------
        Total operating expenses                       37,813         36,903
                                                 -------------  -------------

Loss from operations                                  (18,267)       (18,430)

Interest expense, net                                  19,453         22,828
                                                 -------------  -------------

Net loss available to common shareholders           $ (37,720)     $ (41,258)
                                                 =============  =============

Basic and diluted net loss per common share:
Net loss available to common shareholders             $ (1.19)       $ (1.30)
                                                 =============  =============
Weighted average common shares outstanding -
        basic and diluted                              31,738         31,738
                                                 =============  =============

For more information, please refer to the Company's Form 10-Q, filed on December 8, 2004, with the Securities and Exchange Commission.

                  American Skiing Company and Subsidiaries
                        Unaudited Segment Information
                          (in thousands of dollars)

                                                   Quarter Ended

                                         October 24, 2004   October 26, 2003
                                     ------------------------------------------
      Loss from resort operations             $ (37,122)     $ (35,872)
      Loss from real estate operations             (598)        (5,386)
                                             -----------   ------------
      Net Loss                                $ (37,720)     $ (41,258)
                                             ===========   ============

For more information, please refer to the Company's Form 10-Q, filed on December 8, 2004, with the Securities and Exchange Commission.

                  American Skiing Company and Subsidiaries
               Unaudited Balance Sheet Data - October 24, 2004
                          (in thousands of dollars)


      Real estate developed for sale            $ 24,767
                                              ===========
      Total assets                             $ 440,613
                                              ===========

      Total resort debt (1)                    $ 591,969
      Total real estate debt                      28,465
                                              ===========
          Total debt (1)                         620,434

(1) Includes preferred stock of $353,536 as a result of the adoption of SFAS
    No. 150. Excluding Preferred Stock, Total debt would be $266,898.